SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

CYBER APPS WORLD INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-50693	90-0314205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9436 W. Lake Mead Blvd., Ste. 5-53

Las Vegas NV 89134-8340

(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code: (702) 805-0632

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

On October 23, 2020, we completed a securities purchase agreement dated for reference October 22, 2020 (“SPA”) with Black Ice Advisors, LLC (“Black Ice”) whereby the Company issued a convertible promissory note in the principal amount of $57,500 (the “Note”) to Black Ice. The Company has received net proceeds of $50,000 in cash from Black Ice. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year. The Note is due and payable on October 22, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 60% multiplied by the lowest trading price during the twenty trading days prior to the conversion date. Black Ice does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The Company shall have the right, exercisable on three trading days’ notice to Black Ice, to prepay the outstanding balance on this Note for (i) 115% of all unpaid principal and interest if paid within 30 days of the issue date; (ii) 120% of all unpaid principal and interest if paid between 31 and 60 days of the issue date; and (iii) 125% of all unpaid principal and interest if paid between 61 and 90 days of the issue date; (iv) 130% of all unpaid principal and interest if paid between 91 and 120 days of the issue date; (v) 135% of all unpaid principal and interest if paid between 121 and 150 days of the issue date; and (vi) 140% of all unpaid principal and interest if paid between 151 and 180 days of the issue date.

On October 26, 2020, we completed a securities purchase agreement (“SPA”) with East Capital Investment Corp. (“East Capital”) whereby the Company issued a convertible promissory note in the principal amount of $57,000 (the “Note”) to East Capital. The Company has received net proceeds of $50,000 in cash from East Capital. Interest accrues on the outstanding principal amount of the Note at the rate of 12% per year. The Note is due and payable on October 26, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 60% multiplied by the lowest trading price during the twenty trading days prior to the conversion date. East Capital does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The Company shall have the right, exercisable on not more than three trading days’ notice to East Capital, to prepay the outstanding balance on this Note for (i) 120% of all unpaid principal and interest if paid within 120 days of the issue date; (ii) 135% of all unpaid principal and interest if paid between 121 and 150 days of the issue date; and (iii) 145% of all unpaid principal and interest if paid between 151 and 180 days of the issue date.

On October 29, 2020, we completed a securities purchase agreement dated October 27, 2020 (“SPA”) with Geneva Roth Remark Holdings, Inc. (“Geneva Roth”) whereby the Company issued a convertible promissory note in the principal amount of $68,000 (the “Note”) to Geneva Roth. The Company has received net proceeds of $65,000 in cash from Geneva Roth. Interest accrues on the outstanding principal amount of the Note at the rate of 10% per year. The Note is due and payable on October 27, 2021. The Note is convertible into common stock at any time 180 days after the issue date at 61% multiplied by the lowest trading price during the twenty trading days prior to the conversion date. Geneva Roth does not have the right to convert the Note to the extent that it would beneficially own in excess of 4.99% of our outstanding common stock. The Company shall have the right, exercisable on not more than three trading days’ notice to Geneva Roth, to prepay the outstanding balance on this Note for 120% of all unpaid principal and interest if paid within 180 days of the issue date.

The foregoing descriptions are qualified in their entirety by reference to the convertible notes, which are filed as exhibits to this current report and are incorporated herein by reference.

We completed this offering pursuant to Rule 506 of Regulation D of the Securities Act.

Regulation D and Rule 506 Compliance

No advertising or general solicitation was employed in offering the securities. The offer and sales were made to an accredited investor and we have restricted transfer of the securities in accordance with the requirements of the Securities Act of 1933, as amended.

Pursuant to the limitations on resale contained in Regulation D, we exercised reasonable care to assure that purchasers were not underwriters within the meaning of section 2(11) of the Act by inquiring of the purchaser the following: (1) that the purchaser was purchasing the securities for the purchaser’s own account for investment purposes and not with a view towards distribution, and (2) that the purchaser had no arrangement or intention to sell the securities. Further, written disclosure was provided to each purchaser prior to the sale that the securities have not been registered under the Act and, therefore, cannot be resold unless the securities are registered under the Act or unless an exemption from registration is available.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Convertible Promissory Note executed by Cyber Apps World Inc. dated for reference October 22, 2020

10.2	Convertible Promissory Note executed by Cyber Apps World Inc. dated for reference October 26, 2020

10.3	Convertible Promissory Note executed by Cyber Apps World Inc. dated for reference October 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyber Apps World Inc.

Date: October 30, 2020	By:	/s/ Mohammed Irfan Rafimiya Kazi
Mohammed Irfan Rafimiya Kazi, President

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